Exhibit 99

NEWS RELEASE

INTERSTATE GENERAL COMPANY ISSUES LETTER TO UNITHOLDERS

FOR IMMEDIATE RELEASE January 20, 2004	CONTACT Mark Augenblick (540) 687-3177

Middleburg, VA - James J. Wilson, Chairman and CEO of Interstate General Company, L.P. ("IGC") (AMEX: IGC; PCX) sent the following letter, dated January 20, 2004 to the Company's unitholders:
We thank you for your investment in our company and extend to you and your families best wishes for a healthy and happy New Year.

As you know, in 1998 IGC distributed to American Community Properties Trust (ACPT) substantially all of IGC's land holdings in St. Charles, Md. and Puerto Rico and its interest in approximately 6,000 apartment units. For those of you who continue to own ACPT shares, you have benefited during 2003 by the rise in value to over $8 per ACPT share, a gain of approximately 48%.

At present, IGC has additional land assets which are to be liquidated and converted to cash in order to fund the development of Interstate Waste Technologies. (IWT) is owned principally by a trust for the benefit of IGC's unitholders. Our primary objective is to use the IGC cash to fund IWT as a developer and owner of municipal solid waste recycling facilities using a superior gasification technology presently in service in Europe and Japan.

IGC has invested over $10 M in this effort. The effort and money has resulted in being selected to build plants in Puerto Rico and the U.S. Virgin Islands. IWT management has entered into contract negotiations and sought approval of the projects by the respective authorities. Both projects are pending execution of Power Purchase Agreements (PPAs) whereby the local power company will purchase the power generated when the solid waste is treated.

The power companies are legally required to purchase electricity at their avoided cost. Negotiations are under way with both power companies. Management believes that, given sufficient time, it will successfully negotiate both PPAs. These agreements represent an income stream of from one third to one half of the expected revenue of each project and are required in order to obtain project financing. Management is confident they can satisfactorily conclude contract negotiations and advance one or both projects to financial close.

The funds necessary to get both projects to financial close have been more than originally estimated. IGC does not have sufficient cash resources to adequately fund its current development effort. Although IGC continues to realize cash from the sale of its real estate assets, the net cash available for project development will be severely limited. The Board of Directors of IGC has reviewed the projected cash flows and other project requirements. We have concluded that, unless the necessary contracts are signed in a short period of time, continued efforts to fund these projects should be suspended until equity funds are obtained from outside investors for each project. Contacts have been made in Puerto Rico with potential investors. However, no commitments have been received at this time.

In order to supplement the ongoing cash requirements for real estate operations, an equity partner is being sought for the Brandywine project. This project continues to move satisfactorily through its development program of selling semi-developed lots to Washington Homes (the largest home builder in the Southern Maryland market). IGC's constrained cash position will be substantially improved when the anticipated equity investment in Brandywine is concluded.

The Board and Management believe strongly in gasification plants for the conversion of municipal solid waste. However, we recognize that the company must have a financial partner because of the longer than anticipated development period and cash requirements to get to financial close and begin construction. Therefore, the company has decided not to expend any funds in pursuing new projects until after one or both of the present projects are started. Consistent with this goal, we have suspended our development efforts in Costa Rica and will write off its capitalized expenses.

A number of you have communicated to me your concerns, asking how long are we willing to continue to fund IWT. The answer is a limited period of time, and not beyond June 2004 unless we successfully complete and sign contracts. In the meantime, our real estate assets continue to be sold and projects are planned to maximize our land value. As a unitholder of IGC, you are partners with the Wilson Family who owns more than 50% of IGC's units. We are committed to maximizing the value of our land and converting it to cash at the appropriate time. We are also committed to IWT and the waste-to-energy plants, provided they can be concluded within a reasonable period of time and produce returns proportionate to the risk that we have taken.

We thank you for your continued support and will keep you informed.

This letter contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause results to differ materially from those in the forward-looking statement. They include the risks inherent in securing long term municipal or government contracts, obtaining permits and other approvals, arranging for project financing of capital intensive infrastructure projects, and the possibility of litigation by environmental or community groups, among other risks. We believe our forward-looking statements are based on reasonable assumptions. However, there can be no assurance that our expectations will be attained.

IGC's letter to Unitholders will be available via the Internet at http://igclp.com shortly after it is filed.

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